Exhibit (h)(ii)
HOTCHKIS AND WILEY FUNDS
AMENDMENT TO THE FUND ACCOUNTING, SUB-ADMINISTRATION AND
TRANSFER AGENT SERVICING AGREEMENTS
     THIS AMENDMENT, dated January 6, 2004 to the Fund Accounting and Transfer Agent Servicing Agreements dated October 19, 2001, and the Sub-Administration Servicing Agreement dated February 1, 2002, by and between the Hotchkis and Wiley Funds, a Delaware statutory trust, and Firstar Mutual Fund Services, LLC, a Wisconsin limited liability company, shall be as follows:
     Effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC. Accordingly, all references to Firstar Mutual Fund Services, LLC in these Agreements should be replaced with U.S. Bank, N.A.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

The Hotchkis and Wiley Funds		U.S. Bancorp Fund Services, LLC

By:	/s/ Nancy D. Celick	By:	/s/ Susan C. Weber

	Nancy D. Celick		Susan C. Weber